Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE )33.30029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), pursuant to Article 12 of CVM Instruction CVM no. 358/02, announces that it has received, on this date, correspondence from VIC DTVM S/A and Mr. Victor Adler with the following information:

“Rio de Janeiro, August 20, 2019

OI S.A. — In Judicial Reorganization

Rua Humberto de Campos, 425 – 8th floor

Leblon - Rio de Janeiro

RJ, Brazil – 22430-190

Attn: Mr. Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Dear Director,

VIC DTVM S/A (Corporate Taxpayers’ Registry (CNPJ) 14.388.516/0001-60) and VICTOR ADLER (CPF 203.840.097-00) (the “shareholders”), both of whom are domiciled at Rua da Assembleia no. 10, group 2701, Centro, Rio de Janeiro, RJ, as shareholders of the Company under management, or representing a common interest, pursuant to Article 12 of CVM Instruction No. 358 of January 3, 2002, announce that, as a result stock lending transactions which occurred between August 16, 2019 and June 19, 2019, their joint ownership was reduced to 1,100,694 preferred shares of the Company, totaling 0.6% of the total shares of such class and 0.02% of the capital stock of the Company.

Currently, the shareholders have loaned 7,299,306 preferred shares issued by the Company, totaling 4.6% of the total shares of such class and 0.12% of the capital stock of the Company.

The participation held by the shareholders does not have the purpose of changing the ownership or administrative structure of the Company. The shareholders clarify they do not hold, in physical or financial form, other securities of the Company or derivative financial instruments indexed to the Company’s shares. In addition, the shareholders hereby clarify that they are not part of any agreement or contract regulating the exercise of voting rights or the purchase and sale of securities issued by the company.

We request that this notice be duly published in accordance with current legislation.

Regards,

VIC STVM S/A

Victor Adler”

Rio de Janeiro, August 21, 2019.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer